Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Date:  June 1, 2010

FOR IMMEDIATE RELEASE

Horizon Bank and American Trust & Savings Complete Purchase

Michigan City, Indiana – Horizon Bancorp (NASDAQ: HBNC), the parent of Horizon Bank, announces the completion of the purchase of approximately $107 million in assets and assumption of all deposits of American Trust & Savings Bank, Whiting, Indiana.  Horizon also assumed liability for trust preferred securities of American Trust’s parent AmTru, Inc., in the amount of $3.5 million.  This transaction was consummated on May 28, 2010 and Horizon expects the transaction to be accretive to earnings in the first full year of combined operations.

As part of this transaction, Horizon Bank will be adding three new branches that will expand its branch network to twenty-two throughout Northern Indiana and Southwestern Michigan.  The combination of branches will result in approximately $1.4 billion in total assets and will operate under the Horizon name.

“We are pleased that many of the familiar faces American Trust customers have come to know will remain with Horizon”, said Craig M. Dwight, Horizon Bancorp’s President and Chief Executive Officer.  “Horizon has a closely held belief to hire and retain local talent with similar community banking values. In that, we are pleased that Philip J. Grenchik, Sr. and David Dolak have also agreed to remain with Horizon in the capacity of market president and vice president respectively.”

Philip J. Grenchik, Sr. former President of American Trust stated, “I look forward to working with Horizon – a company that is both financially solid and totally committed to its customers and the communities it serves.  I couldn’t be more pleased that American Trust’s branch staff will continue to work for Horizon in order to provide our customers with the local service that they are accustomed to receiving.”

The two companies have been working on integration plans that include a systems conversion that was executed the weekend of May 29, 2010.  As a result, customer accounts have automatically changed to Horizon accounts with no action required on the part of the customer.  Customer checks and deposit slips, ATM/Debit card personal ID numbers, direct deposits, payments, and most of their account numbers remain unchanged.  Customers of American Trust are now able to conduct their banking business at any Horizon Bank branch throughout Northern Indiana and Southwest Michigan.

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"It is truly our privilege to welcome American Trust employees and customers to Horizon," said Craig M. Dwight. "We look forward to leveraging our companies' combined strengths and building sustained value for our customers, communities, employees and shareholders. As we integrate the two companies, we are committed to offering our unique brand of exceptional service, backed by practical, sensible advice."

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of Horizon’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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Horizon Bank, NA
Mark E. Secor	219-873-2611
Chief Financial Officer

Philip J. Grenchik	219-659-0850
Market President Whiting, Indiana

David G. Rose	219-465-4502
President, Northwest Indiana Region

Craig M. Dwight	219-873-2725
Chief Executive Officer